Exhibit 4.1

NUMBER UNITS

U-

SEE REVERSE FOR CERTAIN DEFINITIONS

CUSIP [●]

AI TRANSPORTATION ACQUISITION CORP

UNITS CONSISTING OF ONE ORDINARY SHARE, THREE-QUARTERS OF ONE REDEEMABLE WARRANT, EACH WHOLE WARRANT ENTITLING THE HOLDER TO PURCHASE ONE ORDINARY SHARE, AND ONE RIGHT TO RECEIVE ONE-TENTH OF ONE ORDINARY SHARE.

THIS CERTIFIES THAT _____________________ is the owner of _________ Units.

Each Unit (“Unit”) consists of one (1) ordinary share, par value $0.0001 per share (“Ordinary Shares”), of AI TRANSPORTATION ACQUISITION CORP, a Cayman Islands exempted company (the “Company”), three-quarters of one redeemable warrant (each whole warrant, a “Warrant”) and one right (each, a “Right”) entitling the holder thereof to receive one-tenth (1/10) of one Ordinary Share upon consummation of our initial Business Combination, subject to adjustment. Each Warrant entitles the holder to purchase one (1) Ordinary Share (subject to adjustment) at a price of $11.50 per share (subject to adjustment). Only whole Warrants are exercisable. Each Warrant will become exercisable on the later of (i) thirty (30) days after the Company’s completion of an initial merger, capital share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses (each a “Business Combination”), and (ii) twelve (12) months from the closing of the Company’s initial public offering, and will expire unless exercised before 5:00 p.m., Eastern Time, on the date that is five (5) years after the date on which the Company completes its Business Combination, or earlier upon redemption or liquidation.

The Ordinary Shares, Warrants and Rights comprising the Units represented by this certificate are not transferable separately prior to __________, 2023, unless the representative of the underwriters elects to allow earlier separate trading, subject to the Company’s filing of a Current Report on Form 8-K with the Securities and Exchange Commission containing an audited balance sheet reflecting the Company’s receipt of the gross proceeds of the Company’s initial public offering and issuing a press release announcing when separate trading will begin. No fractional warrants will be issued upon separation of the Units and only whole Warrants will trade.

The terms of the Warrants are governed by a Warrant Agreement dated as of ___, 2023 (the “Warrant Agreement”) between the Company and Continental Stock Transfer & Trust Company as Warrant Agent and are subject to the terms and provisions contained therein, all of which terms and provisions the holder of this certificate consents to by acceptance hereof. Copies of the Warrant Agreement are on file at the office of the Warrant Agent at 1 State Street 30th floor, New York, NY 10004, and are available to any Warrant holder on written request and without cost. The terms of the Rights are governed by a Rights Agreement, dated as of ___, 2023 (the “Rights Agreement”), between the Company and Continental Stock Transfer & Trust Company, as Rights Agent, and are subject to the terms and provisions contained therein, all of which terms and provisions the holder of this certificate consents to by acceptance hereof. Copies of the Rights Agreement are on file at the office of the Rights Agent at 1 State Street, 30th Floor, New York, New York 10004, and are available to any Rights holder on written request and without cost.

Upon the consummation of the Business Combination, the Units represented by this certificate will automatically separate into the Ordinary Shares, Warrants and Rights comprising such Units.

This certificate is not valid unless countersigned by the Transfer Agent and registered by the Registrar of the Company.

This certificate shall be governed by and construed in accordance with the law of the State of New York.

Witness the facsimile signatures of the duly authorized officers of the Company:

Chief Executive Officer	Corporate Secretary

AI TRANSPORTATION ACQUISITION CORP

The Company will furnish without charge to each unitholder who so requests a statement of the powers, designations, preferences and relative, participating, optional or other special rights of each class of equity or series thereof of the Company and the qualifications, limitations, or restrictions of such preferences and/or rights. The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM – ____ as tenants in common

TEN ENT – ____as tenants by the entirety

JT TEN – ____as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT — ________ Custodian __________ under Uniform Gifts to Minors Act ________

(Cust)	(Minor)	(State)

Additional abbreviations may also be used though not in the above list.

For value received, ___________ hereby sells, assigns and transfers unto _______________________________

whose social security number or other identifying number is ______________ and whose address is __________

_______________________, ________________Units represented by the within Certificate, and does hereby irrevocably constitute and appoint______________ Attorney to transfer the said Units on the books of the within named Company with full power of substitution in the premises.

Dated:	____________________
(legal signature)

NOTICE: THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPONDENCE WITH THE NAME AS WRITTEN UPON THE FACE OF THE CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER.

Signature(s) Guaranteed: __________________________

The signature must be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings & loan associations and credit unions with membership in an approved signature guarantee medallion program, pursuant to SEC Rule 17A d-15 (or any successor rule) under the Securities Exchange Act of 1934, as amended).

In each case, as more fully described in the Company’s final prospectus for its initial public offering dated [ ] 2023, the holder(s) of this certificate shall be entitled to receive a pro rata portion of certain funds held in the trust account established in connection with the Company’s initial public offering only in the event that (i) the Company redeems the Ordinary Shares sold in the Company’s initial public offering and liquidates because it does not consummate the Business Combination by the date set forth in the Company’s amended and restated memorandum and articles of association, (ii) the Company redeems the Ordinary Shares sold in its initial public offering in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association (a) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s Business Combination or to redeem 100% of the Ordinary Shares if it does not consummate the Business Combination by the date set forth in the Company’s amended and restated memorandum and articles of association or (b) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity, and the holder(s) of this certificate elects to have the Ordinary Shares held by him, her or it redeemed pursuant to that offer or (iii) if the holder(s) seek(s) to redeem for cash his, her or its respective shares of Ordinary Shares in connection with a tender offer (or proxy solicitation, solely in the event the Company seeks shareholder approval of the proposed Business Combination) setting forth the details of a proposed Business Combination. In no other circumstances shall the holder(s) have any right or interest of any kind in or to the trust account.